Exhibit 23.1


                          Independent Auditors' Consent


We consent to incorporation by reference in the registration statements (No. 33-66308, No. 333-07427, and No. 333-62233) on Form S-8 and (No. 33-62213) on
Form S-3 of American Physicians Service Group, Inc. of our report dated February 22, 2001, relating to the consolidated balance sheets of American Physicians Service Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the annual report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2000.


/s/ KPMG, LLP
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Austin, Texas
February 22, 2001